Exhibit 5.1
June 19, 2009
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, Maine 04092
Re: 1997 Employee Stock Purchase Plan
Ladies and Gentlemen:
     I am General Counsel to IDEXX Laboratories, Inc., a Delaware corporation (the “Company”). In such capacity, I have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the registration of 350,000 shares of Common Stock of the Company, par value $.10 per share (the “Shares”), issuable under the Company’s 1997 Employee Stock Purchase Plan (the “Plan”).
     I have examined the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-Laws of the Company, as amended, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for purposes of this opinion.
     In my examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.
     Based on the foregoing, I am of the opinion that the Company has duly authorized for issuance the Shares, as described in the Registration Statement, and the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Very truly yours,
/s/ Conan R. Deady
Conan R. Deady
General Counsel